SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
July 23, 2007 (July 20, 2007)
Date of Report (Date of earliest event reported)
Energy Transfer Partners, L.P.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11727 (Commission File Number)	73-1493906 (IRS Employer Identification Number)
3738 Oak Lawn Avenue,
Dallas, TX 75219
(Address of principal executive offices)
(214) 981-0700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 20, 2007, Energy Transfer Partners, L.P., a Delaware limited partnership (the “Partnership”), entered into an amended and restated credit agreement, attached as Exhibit 10.1 hereto, with Wachovia Bank, National Association, as administrative agent (the “Administrative Agent”) and Bank of America, N.A., as syndication agent (the “Syndication Agent”) and certain other agents and lenders party thereto providing for a $2.0 billion revolving credit facility (the “Amended and Restated Credit Agreement”). Capitalized terms used but not defined herein have the meanings given such terms in the Amended and Restated Credit Agreement. The Amended and Restated Credit Agreement has an accordion feature that allows the Partnership to increase its aggregate borrowing capacity under the Amended and Restated Credit Agreement to $3.0 billion, subject to approval of the Administrative Agent (such approval not to be unreasonably withheld). The Amended and Restated Credit Agreement replaced the Partnership’s existing $1.5 billion credit facility, and all outstanding borrowings and letters of credit under the Partnership’s existing credit facility were replaced by borrowings and letters of credit under the Amended and Restated Credit Agreement. The Partnership’s prior credit facility was then terminated. The Amended and Restated Credit Agreement matures on July 20, 2012, subject to an unlimited number of one-year extensions at the Partnership’s election and approval of each such extension election by the lenders holding a majority of the aggregate lending commitments under the Amended and Restated Credit Agreement. Amounts borrowed under the Amended and Restated Credit Agreement bear interest at a rate based on either a Eurodollar or a prime rate.
The indebtedness under the Amended and Restated Credit Agreement is unsecured and not guaranteed by any of the Partnership’s subsidiaries. In addition, in connection with the partnership entering into the Amended and Restated Credit Agreement, all guarantees by partnership subsidiaries of the Partnership’s 5.65% Senior Notes due 2012, 5.95% Senior Notes due 2015, 6.125% Senior Notes due 2017 and 6.625% Senior Notes due 2036 were released and discharged. The indebtedness of the Amended and Restated Credit Agreement is prepayable at any time at the Partnership’s option without penalty.
The Amended and Restated Credit Agreement contains covenants that limit (subject to certain exceptions) the Partnership’s and certain of the Partnership’s subsidiaries’ ability to, among other things:
•	incur indebtedness;

•	grant liens;

•	enter into mergers;

•	dispose of assets;

•	make certain investments;

•	make Distributions during certain Defaults and during any Event of Default;

•	engage in business substantially different in nature than the business currently conducted by the Partnership and its subsidiaries;

•	engage in transactions with affiliates;

•	enter into restrictive agreements; and

•	enter into speculative hedging contracts.
The Amended and Restated Credit Agreement also contains a financial covenant that provides that on each date the Borrower makes a Distribution, the Leverage Ratio shall not exceed 5.0 to 1, with a permitted increase to 5.5 to 1 during a specified Acquisition Period.

The above description of the Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Credit Agreement that is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information included under Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits. Exhibit 10.1 below is being filed herewith. In accordance with General Instruction B.2 of Form 8-K, the information set forth in the attached Exhibit 99.1 is deemed to be furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act.
10.1	Amended and Restated Credit Agreement dated as of July 20, 2007 by and among the Partnership and the Administrative Agent, the Syndication Agent and certain other agents and lenders party thereto.
99.1	Energy Transfer Partners, L.P. Press Release, dated July 23, 2007.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy Transfer Partners, L.P.
By:	Energy Transfer Partners GP, L.P., General Partner

By:	Energy Transfer Partners, L.L.C., General Partner

Date: July 23, 2007	/s/ Brian J. Jennings
Brian J. Jennings
Chief Financial Officer and officer duly authorized to sign on behalf of the registrant

Exhibit Index
Exhibits
10.1	Amended and Restated Credit Agreement dated as of July 20, 2007 by and among the Partnership and the Administrative Agent, the Syndication Agent and certain other agents and lenders party thereto.

99.1	Energy Transfer Partners, L.P. Press Release, dated July 23, 2007.